Exhibit 99.2

Our company

Our mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Our goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time and lower pricing than many single gene tests and panel tests in the past. By aggregating large numbers of currently available genetic tests into a single service, we can achieve significant economies of scale that allow us to not only provide primary single gene or multi-gene tests but also to generate and store additional genetic information on behalf of the patient for future use. As more individuals gain access to their genetic information, we believe that sharing genetic information will provide an economic opportunity for patients and us to participate in advancing the understanding and treatment of disease. We refer to this as the “genome network.” In addition, we refer to the service of managing genetic information over the course of disease or the lifetime of a patient as “genome management.”

To track our progress throughout 2016, we set four key metrics by which to measure our success. The first metric, driving down the average cost of delivering a clinical test report, which we refer to as COGS, has allowed us to rapidly expand content without increasing our prices, which is the second metric. Expanding content has enabled us to dramatically increase our test volume, which is the third metric, which in turn has resulted in significant revenue growth and progress in reimbursement, which is the fourth metric. As a result, we now have one of the most comprehensive, low-cost genetic platforms in the industry, which we believe will give us substantial marketing and operating leverage moving forward.

We launched our first commercial offering in November 2013 with a test menu of more than 200 genes, largely focused on cancer testing. In October 2015, we expanded our test menu to more than 600 genes in production, offering tests for more than 120 disorders in cardiovascular, hereditary cancer, neurology, pediatrics, metabolic disorders and rare diseases. In March 2016, we further expanded our test menu with expanded panels for neurology, pediatrics and other rare diseases. In August 2016 we announced that we expanded our neurology and cardiology test offering, adding 11 new panels for heritable diseases. We now have more than 1,000 genes in production and provide a variety of diagnostic tests that can be used in multiple indications. These additions to our test menu have resulted from a series of process improvements that have enabled us to continue to expand our test menu while maintaining our strategy of lowering the cost of genetic testing.

One of our initial goals for 2016 was to expand our content to include more than 3,000 genes. Our investment in development and production infrastructure has enabled us to increase the pace of our menu expansion. Therefore, in August 2016, we announced that we would accelerate the development of our offering by delivering an exome testing service in the first quarter of 2017. An “exome” is comprised of all of the known genes in the genome today. We anticipate that this will be a diagnostic exome allowing us to evaluate variants in the more-than-3,000-known clinically relevant genes with extremely high sensitivity and specificity as well as superior coverage for the remaining 17,000 genes, many of which are candidate disease-causing genes. We expect to continue to expand our menu of diagnostic disease area panels to meet the needs of patients who will benefit from panels rather than an exome test. This combined offering is intended to enable us to serve the full spectrum of genetic testing needs, from those at the single-gene level to those requiring a full exome.

We have expanded our menu while significantly lowering our COGS on a quarterly basis. In the first quarter of 2015, our average COGS was approximately $1,250 per sample. In the third quarter of 2016, our average COGS was approximately $450 per sample.

We have continued to experience significant volume growth. Since our commercial launch through September 30, 2016, we have delivered approximately 59,800 billable tests. Sales of our tests have grown significantly from approximately 11,800 billable tests in the nine months ended September 30, 2015 to approximately 37,000 billable tests in the nine months ended September 30, 2016. We estimate that the U.S. market for hereditary cancer tests is greater than 400,000 tests and $650.0 million per year and thus represents a key growth opportunity for us. In addition, we have expanded our test menu to include the non-cancer test portion of our market, which we expect will drive additional test volume. Our cardiology volume has doubled in the past six months since we expanded our menu to include a comprehensive cardiology offering. In the three months ended September 30, 2016, we delivered approximately 3,200 billable tests excluding billable tests for oncology, up from approximately 700 in the three months ended September 30, 2015, representing a 350% year-over-year increase. We expect to see additional growth in test volume in the remainder of the year and expect to reach our goal of 50,000-70,000 billable tests delivered for the year ending December 31, 2016. Key drivers of this growth are expected to include our test menu expansion, particularly with the improvement of our oncology menu with STAT turnaround time. We launched this seven-gene breast cancer panel to help inform clinicians whose patients are diagnosed with breast cancer and need to have surgery.

We have also continued to experience rapid revenue growth. We expect revenue growth to accelerate given the breadth of payer contracts we have signed, representing an increase from approximately five million covered lives as of March 31, 2016, to more than 160 million covered lives as of October 31, 2016. For the nine months ended September 30, 2016 and 2015, our revenue was $15.8 million and $5.2 million, respectively, and we incurred net losses of $75.4 million and $65.4 million, respectively. As of September 30, 2016, we had an accumulated deficit of $250.4 million. We increased our number of employees to 306 as of September 30, 2016 from 243 as of September 30, 2015. Our sales force grew to 40 as of September 30, 2016 from 24 as of September 30, 2015. We expect headcount will continue to increase in the remainder of 2016, as we add staff to support our anticipated growth.

We also have begun to develop collaborations, resulting in progress on the second phase of our business or what we call the “genome network.” We are beginning to create a network of users who can help the patients and physicians coming to us for genetic testing. As our genetic testing menu and volume has increased, the biotech industry has taken notice. In the first half of 2016, we established multiple strategic relationships with companies, including MyoKardia, Parion Sciences and others, to give them access to rare disease patients and testing for their targeted clinical trials. This is the beginning of the network effects that we believe will allow us to play a key role in directing newly diagnosed patients towards researchers and clinical programs that may be able to help. We plan to invest in expanding this network, which we believe will help connect patients with potential treatments, clinical trials, researchers, clinicians, advocacy organizations, and other resources to help inform and improve patients’ health.

The third phase of our business model is genome management. We began this phase of our business in the first quarter of 2016, when we launched a targeted effort with our adult prevention panel, also referred to as proactive health. As of September 30, 2016, this offering has grown to over 10 institutions now trained in utilizing our product, and we are beginning to apply our genetic testing platform to explore the application of genetics in healthy patients. In October, we announced a collaboration with Helix to build clinician-approved genetic testing applications for proactive health. These health “apps” combine Helix’s DNA sequencing platform and Invitae’s clinical expertise. Our health-related scans on the Helix platform are expected to be available in 2017. We believe the potential market for preventive genomics is very large, and in its infancy.

We intend to continue to invest in our business. In 2015 we entered into a lease agreement for a new production facility in San Francisco, California. This lease expires in July 2026 and at September 30, 2016, aggregate future minimum lease payments for the new facility are approximately $70.8 million. We expect to incur capital expenditures for the new facility of at least $9.2 million and we will receive a $5.2 million lease incentive in the form of reimbursement from the landlord for a portion of the costs of leasehold improvements we make to the new facility.

We believe that the keys to our future growth will be to steadily increase the amount of genetic content we offer, consistently improve the client experience, drive physician and patient utilization of our website for ordering and delivery of results, increase the number of strategic partners working with us to add value for our clients and consistently drive down the price per gene for genetic analysis and interpretation.

We also believe that establishing coverage from third-party payers, including the Centers for Medicare and Medicaid Services, or CMS, is an important factor in gaining adoption by ordering clinicians. We have received approval as a Medicare provider, which allows us to bill for our services to Medicare patients.  On October 3, 2016, we announced that CMS had set final pricing for our multi-gene tests for hereditary breast cancer-related disorders at $925.00 per test, an increase from the interim payment per test of $622.53 it began paying in April 2016.

In October 2015, we entered into a National Master Business Agreement (or the NMB Agreement) with Blue Cross and Blue Shield Association (BCBSA). The NMB Agreement facilitates our ability to enter into supply agreements for our products and services with BCBSA affiliates, licensees and certain other entities. The NMB Agreement does not provide for the sale of our products or services directly, nor is there any commitment by BCBSA to purchase products or services from us; however, we have since secured contracts with several regional BCBSA plans. In addition, we have recently entered into agreements with other major U.S. payers.  In July 2016, we entered into an agreement to become part of Aetna’s laboratory network, effective in August 2016. On September 13, 2016, we announced that we had entered into a provider agreement effective November 1, 2016 for laboratory services with the California affiliate of a major U.S. payer. We have since entered into agreements with other regional affiliates of this payer, including Georgia and the central region of Indiana, Kentucky, Missouri, Ohio and Wisconsin. On October 13, 2016, we announced that we entered into a national provider agreement for laboratory services with UnitedHealthcare Insurance Company, effective January 1, 2017. On October 27, 2016, we announced that we entered into a national provider agreement for laboratory services with Humana, effective December 1, 2016. The addition of these provider agreements, once effective, brings our total covered lives in network to over 160 million.

We believe we have made substantial progress on all of our key metrics, and we are now shifting our focus to driving revenue and becoming cash flow positive.